                                                                    Exhibit 99.4


                                  ATMI, INC.

INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT
                                   SCHEDULE

                                                                        Page
                                                                        ----
Report of Ernst & Young LLP                                              F-2
Report of Deloitte & Touche LLP                                          F-3
Report of PriceWaterhouse LLP                                            F-4

Audited Financial Statements and Schedule

Supplemental Consolidated Balance Sheets - December 31, 1998 and 1997    F-5
Supplemental Consolidated Statements of Income for the years ended       F-6
 December 31, 1998, 1997, and 1996
Supplemental Consolidated Statements of Stockholders' Equity for the     F-7
 years ended December 31, 1998, 1997, and 1996
Supplemental Consolidated Statements of Cash Flows for the years ended   F-8
 December 31, 1998, 1997, and 1996
Notes to Supplemental Consolidated Financial Statements                  F-9
Schedule II - Valuation and Qualifying Accounts                          F-27

Unaudited Financial Statements

Supplemental Consolidated Balance Sheets - March 31, 1999 and December   F-28
 31, 1998
Supplemental Consolidated Statements of Income for the three months      F-29
 ended March 31, 1999 and 1998
Supplemental Consolidated Statements of Cash Flows for the three         F-30
 months ended March 31, 1999 and 1998
Notes to Supplemental Consolidated Interim Financial Statements          F-31

                        Report of Independent Auditors


The Board of Directors and Stockholders of
ATMI, Inc.

We have audited the supplemental consolidated balance sheets of ATMI, Inc. as of December 31, 1998 and 1997, and the related supplemental consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the financial statement schedule listed in the index. The supplemental consolidated financial statements and schedule give retroactive effect to the mergers of ATMI, Inc. with TeloSense Corporation ("TeloSense"), Advanced Chemical Systems International, Inc. ("ACSI") and Delatech Incorporated ("Delatech") on May 5, 1999, May 31, 1999 and May 31, 1999, respectively, which have been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of ATMI, Inc. Our responsibility is to express an opinion on these supplemental financial statements and schedule based on our audits. We did not audit the financial statements of NOW Technologies, Inc. ("NOW"), a wholly owned subsidiary, as of March 31, 1998, which statements reflect total assets constituting 7% at March 31, 1998 and reflect revenues constituting 8% and 7% for the years ended March 31, 1998 and 1997, respectively, (which were combined with the accounts of ATMI, Inc. at December 31, 1997 and for the two years then ended). Nor did we audit the financial statements or Valuation and Qualifying Accounts Schedule Data of Lawrence Semiconductor Laboratories, Inc., ("Lawrence"), a wholly-owned subsidiary, for the year ended December 31, 1996. These statements reflect revenues constituting 14% of the related supplemental consolidated financial statement total for the year ended December 31, 1996. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for NOW and Lawrence is based solely on the reports of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of ATMI, Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, after giving retroactive effect to the mergers of TeloSense, ACSI and Delatech, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic supplemental financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                             ERNST & YOUNG LLP

Stamford, Connecticut
June 29, 1999

                     INDEPENDENT AUDITORS REPORT

Board of Directors
NOW Technologies, Inc. and Subsidiaries
Bloomington, Minnesota

     We have audited the consolidated balance sheet of NOW Technologies, Inc. and Subsidiaries (the Company) as of March 31, 1998 and the related statements of income, stockholders' equity and cash flows for each of the two years in the period ended March 31, 1998 (not presented herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 1998 and the results of its operations and its cash flows for each of the two years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE, LLP
Minneapolis, Minnesota
May 1, 1998

                  REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Lawrence Semiconductor Laboratories, Inc. and Affiliate

     In our opinion, the combined statements of income and retained earnings and of cash flows of Lawrence Semiconductor Laboratories, Inc. and Affiliate (not presented separately herein) present fairly, in all material respects, the results of operations and cash flows of Lawrence Semiconductor Laboratories, Inc. and Affiliate for the year ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


Price Waterhouse LLP
Phoenix, Arizona
May 17, 1997, except for the last paragraph of Note 3 which is as of July 29, 1997 and the last paragraph of Note 6 which is as of December 18, 1997

                                  ATMI, INC.

                   SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                               December 31,
                                                                   ------------------------------------
                                                                         1998               1997
                                                                   -----------------  -----------------
                                    ASSETS
Current assets:
  Cash and cash equivalents (Note 1).............................      $ 21,128,000       $ 15,122,000
  Marketable securities (Notes 1 and 2)..........................        64,551,000         17,461,000
  Accounts receivable, net of allowance for doubtful accounts of
    $794,000 in 1998, and $1,167,000 in 1997 (Note 3)............        20,747,000         32,909,000
  Inventories (Notes 1 and 4)....................................        15,563,000         14,939,000
  Other..........................................................         7,610,000          5,197,000
                                                                   -----------------------------------
     Total current assets........................................       129,599,000         85,628,000
Property and equipment, net (Notes 1 and 5)......................        50,185,000         45,131,000
Goodwill and other long-term assets, net (Notes 1 and 10)........         8,410,000          7,009,000
                                                                   -----------------------------------
                                                                       $188,194,000       $137,768,000
                                                                   ===================================

          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Loans, notes and bonds payable, current portion (Note 6).......      $  6,602,000       $  7,155,000
  Capital lease obligations, current portion (Note 7)............         2,493,000          2,828,000
  Accounts payable...............................................         6,903,000          8,446,000
  Accrued expenses...............................................        10,485,000         14,258,000
  Accrued commissions............................................         1,315,000          2,364,000
  Income taxes payable (Note 8)..................................         1,803,000          2,544,000
  Deferred income taxes (Note 8).................................                 -            563,000
                                                                   -----------------------------------
     Total current liabilities...................................        29,601,000         38,158,000
Loans, notes and bonds payable, less current portion (Note 6)....         5,110,000          9,854,000
Capital lease obligations (Note 7)...............................         3,746,000          6,238,000
Deferred income taxes (Note 8)...................................         2,041,000          3,941,000
Other long-term liabilities  ....................................           288,000            793,000

Minority interest................................................           846,000            595,000

Stockholders' equity (Note 9):
  Preferred stock, par value $.01: 2,000,000 shares authorized;
    none issued and outstanding..................................                 -                  -
  Common stock, par value $.01: 50,000,000 shares authorized;
    issued 25,941,000 in 1998, and 23,525,000 in 1997............           259,000            235,000
  Additional paid-in capital.....................................       113,059,000         48,591,000
  Retained earnings..............................................        34,547,000         30,608,000
  Accumulated other comprehensive income.........................        (1,303,000)        (1,245,000)
                                                                   -----------------------------------
     Total stockholders' equity..................................       146,562,000         78,189,000
                                                                   -----------------------------------
                                                                       $188,194,000       $137,768,000
                                                                   ===================================

                            See accompanying notes.

                                  ATMI, INC.

                SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

                                                                        Year Ended December 31,
                                                         -----------------------------------------------------
                                                               1998               1997              1996
                                                         -----------------  ----------------  ----------------

Revenues (Notes 1 and 14)..............................      $140,868,000      $178,775,000      $150,288,000
Cost of revenues.......................................        73,515,000        85,352,000        71,839,000
                                                         ----------------------------------------------------
Gross profit...........................................        67,353,000        93,423,000        78,449,000
Operating expenses:
  Research and development (Note 1)....................        14,949,000        13,658,000        12,314,000
  Selling, general and administrative..................        45,107,000        54,632,000        46,864,000
  Non-recurring expenses (Notes 10 and 12).............         2,102,000         9,000,000         2,000,000
                                                         ----------------------------------------------------
                                                               62,158,000        77,290,000        61,178,000
                                                         ----------------------------------------------------
Operating income (Note 14).............................         5,195,000        16,133,000        17,271,000
Interest income........................................         3,967,000         1,592,000         1,726,000
Interest expense (Note 6)..............................        (1,658,000)       (2,571,000)       (2,049,000)
Other income, net......................................           495,000           300,000           210,000
                                                         ----------------------------------------------------
Income before taxes and minority interest..............         7,999,000        15,454,000        17,158,000
Income taxes (Note 8)..................................         3,447,000         8,295,000         4,568,000
                                                         ----------------------------------------------------
Income before minority interest........................         4,552,000         7,159,000        12,590,000
Minority interest......................................          (111,000)           (2,000)          151,000
                                                         ----------------------------------------------------
Net income (Note 14)...................................      $  4,441,000      $  7,157,000      $ 12,741,000
                                                         ====================================================
Net income per share--basic (Notes 1 and 9)............             $0.18             $0.32             $0.57
                                                         ----------------------------------------------------

Net income per share--assuming dilution (Notes 1 and 9)             $0.17             $0.30             $0.54
                                                         ----------------------------------------------------

Weighted average shares outstanding (Notes 1 and 9)            24,256,000        22,228,000        22,205,000
                                                         ----------------------------------------------------

Weighted average shares outstanding--assuming dilution
 (Notes 1 and 9).......................................        25,798,000        24,035,000        23,768,000
                                                         ----------------------------------------------------

                            See accompanying notes.

                                   ATMI, INC.

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                               Additional                      Accumulated
                                                               ----------                      -----------
                                                    Common      Paid-in       Retained            Other
                                                    ------      -------       --------            -----
                                                     Stock      Capital       Earnings     Comprehensive Income      Total
                                                     -----      -------       --------     --------------------   ------------
Balance at December 31, 1995....................    $232,000  $ 40,287,000   $12,820,000            $   (10,000)  $ 53,329,000
Issuance of 54,199 common shares pursuant
 to the exercise of employee stock options......       1,000       188,000            --                     --        189,000
Issuance of common and preferred shares by
 pooled entity..................................          --       186,000            --                     --        186,000
Distributions to stockholders...................          --            --    (1,911,000)                    --     (1,911,000)

Net income......................................          --            --    12,741,000                     --     12,741,000
Cumulative translation adjustment...............          --            --            --                (53,000)       (53,000)
                                                                                                                 ----------------
Comprehensive income............................                                                                    12,688,000
                                                 --------------------------------------------------------------------------------
Balance at December 31, 1996....................     233,000    40,661,000    23,650,000                (63,000)    64,481,000
Issuance of 82,520 common shares pursuant
 to the exercise of employee stock options......          --       454,000            --                     --        454,000
Issuance of 151,250 common shares pursuant
 to the exercise of warrants....................       2,000     1,688,000            --                     --      1,690,000
Issuance of common and preferred shares by
 pooled entity..................................          --     4,838,000            --                     --      4,838,000
Distributions to stockholders...................          --            --      (199,000)                    --       (199,000)
Compensation for the issuance of common
 shares.........................................          --       272,000            --                     --        272,000
Tax benefit related to nonqualified stock
 options........................................          --       678,000            --                     --        678,000

Net income......................................                               7,157,000                             7,157,000
Cumulative translation adjustment...............          --            --            --             (1,182,000)    (1,182,000)
                                                                                                                 ----------------
Comprehensive income............................                                                                     5,975,000
                                                 --------------------------------------------------------------------------------
Balance at December 31, 1997....................     235,000    48,591,000    30,608,000             (1,245,000)    78,189,000
Issuance of  158,918 common shares pursuant
 to the exercise of employee stock options......       1,000       782,000            --                     --        783,000
Sale of 2,257,000 common shares, net of issuance
 costs of $4,161,000............................      23,000    62,403,000            --                     --     62,426,000
Compensation for the issuance of common
 shares.........................................          --       184,000            --                     --        184,000
Tax benefit related to nonqualified stock
 options........................................          --     1,099,000            --                     --      1,099,000
Distributions to stockholders....................         --            --      (400,000)                    --       (400,000)
Adjustment to reflect change in pooled entity
 fiscal year.....................................         --            --      (102,000)                    --       (102,000)

Net income......................................          --            --     4,441,000                     --      4,441,000
Unrealized loss on available-for-sale securities
 (net of tax benefit of $281,000)...............          --            --            --               (500,000)      (500,000)
Cumulative translation adjustment...............          --            --            --                442,000        442,000
                                                                                                                 ----------------
Comprehensive income............................                                                                     4,383,000
                                                 --------------------------------------------------------------------------------
Balance at December 31, 1998....................    $259,000  $113,059,000   $34,547,000            $(1,303,000)  $146,562,000
                                                 --------------------------------------------------------------------------------

                            See accompanying notes.

                                  ATMI, INC.

              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               Year Ended December 31,
                                                                                     -------------------------------------------
                                                                                         1998           1997           1996
                                                                                     -------------  -------------  -------------
Operating activities
Net income................................................................           $  4,441,000   $  7,157,000   $ 12,741,000
Adjustments to reconcile net income to net cash provided by
  Operating activities:
 Depreciation and amortization............................................              8,561,000      7,059,000      6,019,000
 Stock option compensation................................................                184,000        272,000              -
 Effect of change of fiscal year of pooled entity.........................               (102,000)             -              -
 Bad debt expense.........................................................                242,000        910,000        426,000
 Deferred income taxes....................................................             (2,154,000)     2,217,000        933,000
    Tax benefit of nonqualified stock options.............................              1,099,000        678,000              -
 Minority interest in net earnings of subsidiaries........................                111,000          2,000       (151,000)
 Changes in operating assets and liabilities
   (Increase) decrease in accounts receivable.............................             12,162,000    (11,216,000)    (2,542,000)
   (Increase) in inventory................................................               (624,000)    (3,682,000)    (4,939,000)
   (Increase) in other assets.............................................             (4,204,000)    (2,439,000)      (123,000)
   Increase (decrease) in accounts payable................................             (1,543,000)        58,000        547,000
   Increase (decrease) in accrued expenses................................             (4,822,000)     3,158,000      2,868,000
   Increase (decrease) in other liabilities...............................               (858,000)       949,000     (2,030,000)
                                                                                     -------------------------------------------
      Total adjustments...................................................              8,052,000     (2,034,000)     1,008,000
                                                                                     -------------------------------------------
      Net cash provided by operating activities...........................             12,493,000      5,123,000     13,749,000
                                                                                     -------------------------------------------
Investing activities
Capital expenditures......................................................            (13,225,000)    (7,744,000)   (13,376,000)
Long-term investment......................................................                      -       (250,000)             -
Sale (purchase) of marketable securities, net.............................            (47,871,000)       777,000      3,617,000
Advances to LSL stockholder on note receivable............................                      -              -       (286,000)
Payments for acquisitions.................................................                      -              -     (4,000,000)
Proceeds from sale of assets..............................................                180,000              -        619,000
                                                                                     -------------------------------------------
      Net cash used by investing activities...............................            (60,916,000)    (7,217,000)   (13,426,000)
                                                                                     -------------------------------------------
Financing activities
Borrowings from loans, notes and bonds payable............................                556,000        713,000      6,446,000
Payments on loans, notes and bonds payable................................             (6,245,000)    (3,863,000)    (2,754,000)
Distribution to stockholders..............................................               (400,000)      (199,000)    (1,911,000)
Repayment of amounts borrowed.............................................                      -              -       (135,000)
Payments on capital lease obligations.....................................             (2,831,000)    (3,125,000)    (1,476,000)
Proceeds from sale of common stock, net...................................             62,426,000              -              -
Proceeds from sale of common and preferred stock by pooled entities                             -      4,153,000        186,000
Investment by minority stockholder........................................                      -         48,000        160,000
Proceeds from exercise of stock options and warrants......................                783,000      2,144,000        189,000
                                                                                     -------------------------------------------
      Net cash provided (used) by financing activities....................             54,289,000       (129,000)       705,000
                                                                                     -------------------------------------------
Effects of exchange rate changes on cash..................................                140,000       (160,000)       (53,000)
                                                                                     -------------------------------------------
Net increase  in cash and cash equivalents................................              6,006,000     (2,383,000)       975,000
Cash and cash equivalents, beginning of year..............................             15,122,000     17,505,000     16,530,000
                                                                                     -------------------------------------------
Cash and cash equivalents, end of year                                               $ 21,128,000   $ 15,122,000   $ 17,505,000
                                                                                     ===========================================

Supplemental disclosure of noncash financing activities
Conversion of note payable to preferred stock by pooled entity............                     --   $    685,000             --
                                                                                     ===========================================


                            See accompanying notes.

                                  ATMI, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1.   Summary of Significant Accounting Policies

 Basis of Presentation

     The supplemental consolidated financial statements include the accounts of ATMI, Inc. and its majority-owned subsidiaries, after elimination of intercompany accounts and transactions. In addition, these consolidated financial statements give retroactive effect to the acquisitions of Advanced Chemical Systems International, Inc. ("ACSI"), Delatech Incorporated ("Delatech"), and TeloSense Corporation which have been accounted for using the pooling-of-interests method. The acquisitions of ACSI and Delatech occurred on May 31, 1999, and the acquisition of TeloSense occurred on May 5, 1999 as part of the consummation of the transactions described in Note 10.

     Certain amounts have been reclassified to conform to current year presentation.

 Company's Activities

     ATMI, Inc. together with its subsidiaries (the "Company") is a leading supplier of thin film materials, equipment and services used worldwide in the manufacture of semiconductor devices. The Company targets high growth consumable and equipment markets within the semiconductor industry with proprietary and patented products. Specifically, the Company provides a broad range of ultrahigh purity thin film materials and related delivery systems, a full line of point-of-use semiconductor environmental equipment and services, state-of-the-art, high performance containers and dispensing systems for advanced purity chemicals and specialty epitaxial thin film deposition services.

 Revenue Recognition

     Product revenues are recognized upon shipment of goods. Contract revenues are derived from long-term, fixed-price and cost-reimbursement-type contracts for research and development with the U.S. Government. Such contract revenues are recognized using the percentage-of-completion method based upon costs incurred and estimated future costs. Provisions for expected losses on contracts are recorded in the period when identified. Revenues under fixed-price contracts from the U.S. Government were $2,739,000, $3,708,000, and $4,046,000 for the years ended December 31, 1998, 1997, 1996, respectively. Revenues under cost-reimbursement-type contracts from the U.S. Government were $5,208,000, $5,412,000, and $5,800,000 for the years ended December 31, 1998, 1997, 1996, respectively.

 Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Research and Development

     Research and development costs, including materials, labor, and overhead related to self-funded projects are expensed as incurred. Costs incurred in providing services under the Company's research and development contracts with the U.S. Government are recorded as cost of contract revenues in the Company's statements of income.

                                  ATMI, INC.

1.   Summary of Significant Accounting Policies (continued)

Marketable Securities and Investments

     Highly liquid investments with maturities of three months or less, when purchased, are classified as cash and cash equivalents. Investments with maturities greater than three months and less than two years are classified as marketable securities.

     The Company accounts for investments in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company's policy is to protect the value of its investments portfolio and to minimize principal risk by earning returns based on current interest rates. All of the Company's marketable securities are classified as available-for-sale as of the balance sheet date and are reported at fair value with unrealized gains and losses recorded in accumulated other comprehensive income, net of tax. The cost of securities sold is based on the specific identification method.
Interest on these securities is accrued and included in interest income.

     Management determines the classification of marketable debt securities at the time of purchase and reevaluates such designation as of each balance sheet date.

 Inventories

     Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

 Property and Equipment

     Property and equipment is stated at cost. Depreciation and amortization of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which vary from three to thirty-five years.

 Foreign Currency Translation

     Adjustments relating to the translation of foreign currency to U.S. dollars are reported as a separate component of accumulated other comprehensive income. Gains or losses resulting from foreign currency transactions are included in other income (expense) and have been immaterial.

 Taxes

     The Company accounts for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based upon differences between financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

                                  ATMI, INC.

1.   Summary of Significant Accounting Policies (continued)

 Fair Values of Financial Instruments

     The Company's financial instruments include cash and cash equivalents, marketable securities, accounts receivable, short-term investments and debt. Marketable securities are accounted for at fair value. All other financial instruments are accounted for on an historical cost basis which, due to the nature of these instruments, approximates fair value at the balance sheet dates.

 Long-Lived Assets

     The Company reviews on a periodic basis the value of its long-lived assets to determine whether an impairment exists. At December 31, 1998, no such impairment existed. Goodwill and other long-term assets are stated net of accumulated amortization of $1,227,000 and $837,000 at December 31, 1998 and 1997, respectively.

 Stock Based Compensation

     Effective in fiscal year 1996, the Company adopted Financial Accounting Statement No. 123, "Accounting for Stock-Based Compensation." This statement defines a fair value based method of accounting for employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans in accordance with Accounting Principle Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount the employee must pay to acquire the stock. The Company has elected to continue to account for its employee stock compensation plans under APB No. 25. Pro forma disclosures of net income, net income per share-basic and net income per share-assuming dilution, as if the fair value based method of accounting had been applied, are presented in Note 9.

 Per Share Data

     Basic and diluted earnings per share is calculated in accordance with FASB Statement No. 128, Earnings Per Share. All earnings per share amounts for all periods have been presented in accordance with, and where appropriate restated to conform to, the requirements of Statement 128.

                                  ATMI, INC.

2.   Marketable Securities

     Marketable securities are comprised of the following at December 31, 1998:

                                                                             Gross      Estimated
                                                                             -----      ---------
                                                                           Unrealized      Fair
                                                                           ----------      ----
                                                            Cost             Loss         Value
                                                            ----             ----         -----
     Corporate obligations..........................    $49,563,000             --     $49,563,000
     U.S. Government obligations....................      8,695,000             --       8,695,000
     Certificates of deposit........................      4,887,000             --       4,887,000
                                                        ------------------------------------------
      Total debt securities                              63,145,000             --      63,145,000
                                                        ------------------------------------------
     Other equity...................................      2,187,000      $(781,000)      1,406,000
                                                        ------------------------------------------
      Total available for sale                          $65,332,000      $(781,000)    $64,551,000
                                                        ==========================================

     Marketable securities are comprised of the following at December 31, 1997:

                                                                        Estimated
                                                                        ---------
                                                                           Fair
                                                                           ----
                                                         Cost             Value
                                                         ----             -----
     Corporate obligations..........................    $10,590,000    $10,590,000
     U.S. Government obligations....................      6,407,000      6,407,000
     Certificates of deposit........................        464,000        464,000
                                                        -----------    -----------
      Total marketable securities                       $17,461,000    $17,461,000
                                                        -----------    -----------

All of the Company's marketable debt securities have maturities of less than two years.

3.   Accounts Receivable

     Amounts due from various agencies of the U.S. Government were approximately $2,054,000, and $2,619,000 of accounts receivable at December 31, 1998 and 1997, respectively. Unbilled accounts receivable were $620,000, and $1,019,000, and customer advances, included in other liabilities, were $790,000, and $612,000 at December 31, 1998 and 1997, respectively.

     Credit is extended to commercial customers based on an evaluation of their financial condition, and collateral is not generally required. The evaluation of financial condition is performed to reduce the risk of loss. The Company has not experienced any material losses due to uncollectible accounts receivable since inception. Certain transactions with foreign customers are supported by letters of credit. The Company maintains an allowance for doubtful accounts at a level that management believes is sufficient to cover potential credit losses.

                                  ATMI, INC.

4.   Inventories

     Inventories are comprised of the following:

                                                       December 31,
                                                -------------------------
                                                 1998              1997
                                              -----------     -------------
                Raw materials...............  $12,542,000       $10,574,000
                Work in process.............      839,000         2,748,000
                Finished goods..............    3,605,000         2,980,000
                                              -----------       -----------
                                               16,986,000        16,302,000
                Obsolescence reserve........   (1,423,000)       (1,363,000)
                                              -----------       -----------
                                              $15,563,000       $14,939,000
                                              ===========       ===========

5.   Property and Equipment

     Property and equipment is comprised of the following:

                                                         December 31,
                                                   ----------------------
                                                     1998           1997
                                                 -------------  ------------
          Land.................................   $  1,921,000  $  1,773,000
          Buildings............................      8,925,000     8,552,000
          Machinery and equipment..............     59,211,000    49,466,000
          Furniture and fixtures...............      4,155,000     3,761,000
          Leasehold improvements...............      7,919,000     6,111,000
                                                  ------------  ------------
                                                    82,131,000    69,663,000

          Accumulated depreciation and
           amortization........................    (31,946,000)  (24,532,000)
                                                  ------------  ------------
                                                  $ 50,185,000  $ 45,131,000
                                                  ============  ============

     Depreciation expense for the years ended December 31, 1998, 1997 and 1996, was $8,171,000, $6,724,000, and $5,588,000, respectively.

                                  ATMI, INC.

6.   Loans, Notes and Bonds Payable

     Loans, notes and bonds payable consist of the following:

                                                                                    December 31,
                                                                             ------------------------
                                                                               1998             1997
                                                                           -----------      -----------
Note payable in conjunction with acquisition of Guardian Systems, bearing interest at 8.5%, due in three annual installments beginning
 January 1, 1999......................................................     $ 2,000,000      $ 2,000,000
Term loans with Connecticut state agency, bearing interest ranging
 between 5%-6%, due between April 2001 and June 2002..................       1,649,000        1,713,000
Equipment credit line with a commercial bank, bearing interest at
 8.25%, due through June 2000.........................................         525,000        1,128,000
Credit lines with commercial banks bearing interest ranging between
 9.0%-9.75% available through May, 1999...............................       1,851,000        1,181,000
Notes payable with commercial banks and leasing companies, bearing interest ranging between 7.3%-11.52%, due between April 1997 and
 June 2001............................................................       1,532,000        6,502,000
Mortgages payable with financial institutions, bearing interest at
 8.63%, due November 2016.............................................       1,455,000        1,485,000

City of Bloomington,  Minnesota Industrial Revenue Bond, interest rate is variable (4.40% and 4.05% at December 31, 1998 and 1997),
 quarterly payments of $100,000, due September 2005...................       2,700,000        3,000,000
                                                                           -----------      -----------
                                                                            11,712,000       17,009,000
Less current portion..................................................      (6,602,000)      (7,155,000)
                                                                           -----------      -----------
                                                                           $ 5,110,000      $ 9,854,000
                                                                           ===========      ===========

     The approximate aggregate debt maturities are as follows as of December 31, 1998:

               1999                                  $ 4,302,000
               2000                                    2,039,000
               2001                                    1,731,000
               2002                                    1,180,000
               2003                                      453,000
               Thereafter                              2,007,000
                                                     -----------
                                                     $11,712,000
                                                     ===========

     The term loans are collateralized by various equipment, leasehold improvements and renovations in the Company's Connecticut facility. The mortgages are collateralized by the building at the Company's Delatech subsidiary. The majority of the Company's notes payable are secured by the related real property or equipment. The Company's equipment credit line bears interest at prime plus 0.5% per annum and is collateralized by certain assets. The revolving credit lines are secured by substantially all the assets of certain of the Company's subsidiaries and have available borrowing capacity approximating $1,543,000 at December 31, 1998. The Company is in compliance with the equipment credit line and notes payable covenants.

                                  ATMI, INC.

6.   Loans, Notes and Bonds Payable (continued)

     The bondholders may tender the City of Bloomington, Minnesota bonds at any time for the principal amount plus accrued interest, as a result they have been classified as a current liability. The Company has the option to convert the bonds to a fixed rate provided all bonds can be remarketed at the fixed rate. The first fixed rate optional redemption date would be July 1 of the year that is halfway between the conversion date and July 1, 2005. If redeemed, the Company must pay 102% and 101% of bond principal in the first and second years following the first fixed rate optional redemption date, respectively. Prior to conversion to a fixed rate, the Company has the option to redeem the bonds without premium.

     Certain of the Company's subsidiaries' financing agreements contain limitations or prohibitions on the payment of dividends without the lender's consent or in conjunction with the subsidiary's failure to comply with various financial covenants. The Company has never declared or paid cash dividends on its capital stock. The Company does not anticipate paying any cash dividends in the foreseeable future.

     Interest paid was $1,887,000, $2,700,000, and $2,134,000, for the years ended December 31, 1998, 1997, and 1996, respectively.

7.   Leases

     The Company is obligated under capital leases for certain machinery and equipment that expire at various dates during the next five years. The gross amount of machinery and equipment under the capital leases and the related accumulated depreciation were as follows:

                                                       December 31,
                                                 ----------------------
                                                  1998              1997
                                               ----------       -----------
        Machinery and equipment..........     $12,269,000       $14,556,000
        Accumulated depreciation.........      (3,109,000)       (3,549,000)
                                              -----------       -----------
                                              $ 9,160,000       $11,007,000
                                              ===========       ===========

The following is a schedule of future minimum lease payments for capital leases as of December 31, 1998:

                                                         Capital Leases
                                                         --------------
                    1999................................   $ 2,943,000
                    2000................................     2,173,000
                    2001................................     1,570,000
                    2002................................       359,000
                                                           -----------
          Total lease payments..........................     7,045,000
          Less amount representing interest.............      (806,000)
                                                           -----------
          Present value of net capital lease payments...     6,239,000
          Less current portion..........................    (2,493,000)
                                                           -----------
          Long-term portion.............................   $ 3,746,000
                                                           ===========

     The Company leases office and manufacturing facilities, and certain manufacturing equipment under several operating leases expiring between 1999 and 2005. Rental expense was $4,250,000, $3,885,000, and $3,534,000, for the years ended December 31, 1998, 1997 and 1996, respectively.

                                  ATMI, INC.

7.   Leases (continued)

     The following is a schedule of future minimum lease payments for operating leases as of December 31, 1998:

                                                Operating
                                                ---------
                                                 Leases
                                                 --------
               1999.........................   $3,106,000
               2000.........................    2,200,000
               2001.........................    1,727,000
               2002.........................    1,274,000
               2003.........................      581,000
               Thereafter...................      810,000
                                               ----------
          Total minimum lease payments......   $9,698,000
                                               ==========

8.   Income Taxes

     Significant components of the provision for income taxes for the periods presented are as follows:

                                               December 31,
                                ----------------------------------------
                                 1998             1997            1996
                              ----------        ---------       ----------
     Current:
      Federal..............   $ 4,485,000       $5,227,000      $2,698,000
      State................     1,100,000          714,000         865,000
      Foreign..............        16,000          137,000          72,000
                              -----------       ----------      ----------
     Total current.........     5,601,000        6,078,000       3,635,000
                              -----------       ----------      ----------
     Deferred:
      Federal..............    (1,618,000)       1,896,000         658,000
      State................      (536,000)         321,000         275,000
                              -----------       ----------      ----------
     Total deferred........    (2,154,000)       2,217,000         933,000
                              -----------       ----------      ----------
                              $ 3,447,000       $8,295,000      $4,568,000
                              ===========       ==========      ==========

     Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                                    December 31,
                                                                           -----------------------------
                                                                                1998            1997
                                                                           --------------  -------------
     Deferred tax assets:
          Accrued liabilities............................................  $   984,000     $   576,000
          Inventory reserves.............................................    1,114,000         528,000
          Net operating loss carryforward and tax credits................    1,520,000         800,000
          Other, net.....................................................      428,000         914,000
                                                                           ---------------------------
                                                                             4,046,000       2,818,000
     Valuation allowance.................................................   (1,520,000)       (800,000)
                                                                           ---------------------------
                                                                             2,526,000       2,018,000
     Deferred tax liabilities:
          Depreciation...................................................   (2,768,000)     (2,177,000)
          Capital leases.................................................   (1,184,000)     (1,182,000)
          Other, net.....................................................     (615,000)     (3,163,000)
                                                                           ---------------------------
                                                                            (4,567,000)     (6,522,000)
                                                                           ---------------------------
     Net deferred tax liabilities........................................  $(2,041,000)    $(4,504,000)
                                                                           ===========================

                                  ATMI, INC.

8.   Income Taxes (continued)

     As of December 31, 1998, the Company's ACSI subsidiary has federal and state net operating loss carryforwards of $3,508,000 and approximately $469,000, respectively. ASCI also has federal and California research and development tax credit carryforwards of approximately $111,000 and $101,000, respectively. The net operating loss and tax credit carryforwards will expire at various dates beginning in 1999 through 2018, if not utilized.

     Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of these net operating losses and credits before utilization.

     As of December 31, 1998 and 1997, the Company's net operating loss and research credit carryforwards of approximately $1,520,000 and $800,000, respectively have been offset by a valuation allowance. The net valuation allowance increased by approximately $720,000 and $100,000 for the years ended December 31, 1998 and 1997, respectively.

     Income taxes paid for the years ended December 31, 1998, 1997, and 1996 were $8,855,000, $5,860,000, and $4,549,000.

     The reconciliation of income tax computed at the U.S. federal statutory tax rate to the Company's tax expense is:

                                                                                For the Year Ended December 31,
                                                                        --------------------------------------------
                                                                            1998           1997             1996
                                                                        ------------  ---------------  -------------
     U.S. statutory rate.............................................   $3,243,000      $ 5,484,000      $ 6,306,000
     State income taxes..............................................      356,000          672,000          883,000
     Effect of nondeductible acquisition expenses....................      599,000        3,436,000           13,000
     Income not subject to federal income taxation...................      (39,000)         (75,000)      (1,571,000)
     Net operating loss carryforward utilization.....................           --         (296,000)      (1,285,000)
     Foreign sales corporation benefit...............................     (324,000)              --               --
     Reversal of valuation allowance.................................           --       (1,163,000)              --
     Tax credits.....................................................     (244,000)              --               --
     Other, net......................................................     (144,000)         237,000          222,000
                                                                        --------------------------------------------
                                                                        $3,447,000      $ 8,295,000      $ 4,568,000
                                                                        ============================================

     Prior to ATMI's acquisition of the Advanced Delivery & Chemical Systems Nevada, Inc. and its affiliates (collectively, the "ADCS Group"), the stockholders of Advanced Delivery & Chemical Systems Nevada, Inc. ("ADCS Nevada") elected S-Corporation status effective April 1, 1996. In October 1996, as a result of a transfer of shares to an ineligible S-Corporation shareholder, the S status was terminated. During the period that ADCS Nevada was an S-Corporation, its earnings were not subject to federal corporate income tax. Additional federal corporate income tax of $1,483,000 would have resulted if ADCS Nevada had been taxed as a C-Corporation for all of 1996, and the pro forma consolidated net income and net income per share-assuming dilution for ATMI for the year ended December 31, 1996 would have been $11,258,000 and $0.47, respectively.

                                  ATMI, INC.

8.   Income Taxes (continued)

     South Korea has granted the Company a five year full income tax exemption, which expires in 2003, and an additional three year 50% exemption, which expires in 2006, for its operations at ADCS-Korea Co., Ltd. ("ADCS-Korea")

     The former securityholders of the ADCS Group have agreed to indemnify the Company against losses arising out of certain tax matters. As security for these tax matters, the former securityholders of the ADCS Group have delivered 700,000 shares of the Company's common stock which they received into escrow. Any claim for such tax matters adversely determined against the Company, regardless of the escrow, would result in a charge to the Company's results of operations. The former securityholders of the ADCS Group believe that any exposure would be immaterial, and the Company believes that any successful challenge to the tax matters is not probable. While the possible exposures, if any, are difficult to quantify, the Company believes that, regardless of the probability that liabilities arise, the potential exposures range from $0 to $22 million depending on the tax matter.

9.   Stockholders' Equity

     In March 1998, the Company completed a registered underwritten public offering of 5,428,000 shares, including over-allotments, of common stock at $29.50 per share. Net proceeds to the Company of $62,426,000 were from 2,257,291 shares sold by the Company while 3,170,709 shares were sold by certain stockholders. Costs of the offering, including underwriting commissions, were $4,161,000.

 Stock Plans

     In May 1998, the Company's stockholders approved the adoption of the 1998 Stock Plan ("1998 Plan"), which provides for the granting of up to 2,000,000 nonqualified stock options, "incentive stock options" ("ISOs") stock appreciation rights and restricted stock awards to employees, directors and consultants of the Company.

     In May 1997, the Company's stockholders approved the adoption of the 1997 Stock Plan ("1997 Plan"), which provides for the granting of up to 900,000 nonqualified stock options, ISOs and stock appreciation rights to employees, directors and consultants of the Company.

     In May 1995, the Company's stockholders approved the adoption of the 1995 Stock Plan ("1995 Plan"), which provides for the granting of up to 500,000 nonqualified stock options, ISOs and stock appreciation rights to employees, directors and consultants of the Company. The Company's 1987 Stock Plan (the "1987 Plan"), as amended, provided for the granting of up to 1,115,833 nonqualified stock options and SOS. The 1987 Plan expired in 1997.

                                  ATMI, INC.

9.   Stockholders' Equity (continued)

     Under the terms of these stock plans, nonqualified options granted may not be at a price of less than 50% of the fair market value of the common stock, and ISOs granted may not be at a price of less than 100% of fair market value of the common stock on the date of grant. All grants have been made at fair market value under the plans. Options are generally exercisable commencing one year after the date of grant at the rate of 20% per annum on a cumulative basis. Nonqualified options expire up to ten years from the date of grant, and ISOs expire five to ten years from the date of grant.

                                                                           Number of        Option Price
                                                                           ---------        ------------
                                                                            Shares           Per Share
                                                                            ------           ---------
     Options outstanding at December 31, 1995                               974,305      $ 0.28 - $13.88
        Granted....................................................          92,500      $ 9.88 - $17.63
        Canceled...................................................         (54,390)     $ 0.53 - $12.50
        Exercised..................................................         (54,199)     $ 0.28 - $12.50
                                                                          ---------      ---------------
     Options outstanding at December 31, 1996                               958,216      $ 0.28 - $17.63
        Granted....................................................         900,490      $16.88 - $40.13
        Canceled...................................................        (348,250)     $ 0.53 - $40.13
        Exercised..................................................         (82,520)     $ 0.28 - $13.50
                                                                          ---------      ---------------
     Options outstanding at December 31, 1997                             1,427,936      $ 0.28 - $29.38
        Granted....................................................         752,440      $ 4.04 - $33.00
        Canceled...................................................        (110,130)     $ 5.63 - $33.00
        Exercised..................................................        (158,918)     $ 0.28 - $17.63
                                                                          ---------      ---------------
     Options outstanding at December 31, 1998                             1,911,328      $16.88 - $40.13
                                                                          =========      ---------------

     At December 31, 1998, 1997, and 1996 options for 773,241, 657,396, and
567,066 shares, respectively, were exercisable, and at December 31, 1998 options for 1,945,293 shares were available for grant. Exercise prices for 764,158 options outstanding ranged from $0.44-$10.00; for 422,050 options outstanding ranged from $10.01-$20.00; and for 725,120 options outstanding ranged from $20.01-$33.00 as of December 31, 1998.

     The weighted average exercise price and remaining contractual life of options outstanding at December 31, 1998 was $14.56 and 7.5 years, respectively.

     As a result of the NOW merger in 1998, stock options of NOW were converted into 205,089 of ATMI stock options. These stock options were converted into ATMI stock options at historical prices ranging from $4.04 to $8.90.

     If compensation expense for the Company's plans had been determined for all stock option grants based on the fair value at the grant dates for awards under those plans, consistent with the method described in SFAS No. 123, the Company's net income, net income per share-basic and net income per share-assuming dilution would have been reduced to the pro forma amounts indicated below:

                                                        1998            1997             1996
                                                    ----------      -----------     -------------
     Net income.................................    $2,490,000      $6,318,000        $12,420,000
     Net income per share--basic................    $     0.10      $     0.28        $      0.56
     Net income per share--assuming dilution....    $     0.10      $     0.26        $      0.52

                                  ATMI, INC.

9.   Stockholders' Equity (continued)

     The fair value of each option grant, for pro forma disclosure purposes, was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                               1998        1997        1996
                                            ---------   ---------   ---------
          Expected dividend yield              None        None        None
          Risk free interest rate             5.50%       6.00%       6.25%
          Expected volatility                 62.8%       56.0%       54.6%
          Expected life of options          7.5 years   7.5 years   7.5 years

     The weighted average fair value of non-canceled stock options granted in 1998, 1997 and 1996 was $14.74, $17.04 and $8.21, respectively.

 Employee Stock Purchase Plan

     The Employee Stock Purchase Plan ("ESPP Plan") was approved in May 1998 and enables all employees to subscribe at six month intervals to purchase shares of common stock at the lower of 85% of the fair market value of the shares on the first day or last day of each six month period. A maximum of 500,000 shares are authorized for subscription. At December 31, 1998 no shares had been issued under the ESPP Plan.

 Earnings Per Share

     The following table presents the computation of basic and diluted earnings per share:

                                                                       1998             1997           1996
                                                                     -------           ------         ------
     Numerator:
          Net income                                              $ 4,441,000      $ 7,157,000      $12,741,000
                                                                  ---------------------------------------------
     Denominator:
          Denominator for basic earnings per share-
            Weighted-average share                                 24,256,000       22,228,000       22,205,000
          Dilutive effect of contingent shares related to
            the ADCS Group, NOW, ACSI and Delatech acquisitions     1,135,000        1,135,000        1,135,000
          Dilutive effect of employee stock options                   407,000          672,000          428,000
                                                                  ---------------------------------------------
          Denominator for diluted earnings per share               25,798,000       24,035,000       23,768,000
                                                                  ---------------------------------------------
     Net income per share--basic                                  $      0.18      $      0.32      $      0.57
                                                                  =============================================
     Net income per share--assuming dilution                      $      0.17      $      0.30      $      0.54
                                                                  =============================================

     Options to purchase 720,520, 16,000 and 32,000 shares of common stock, outstanding as of December 31, 1998, 1997 and 1996, respectively, were not included in the computation of diluted earnings per share because their exercise prices were greater than the average market price of the common shares and, therefore, their inclusion would be antidilutive.

                                  ATMI, INC.

10.  Mergers and Acquisitions

  On May 31, 1999, pursuant to an Agreement and Plan of Merger, the Company issued 2,347,499 shares of its common stock in exchange for all of the ownership interests of Delatech Incorporated. Delatech manufactures and distributes exhaust gas conditioning equipment used in the semiconductor industry.

  Also on May 31, 1999, pursuant to an Agreement and Plan of Merger, the Company issued 1,202,312 shares of its common stock in exchange for all of the ownership interests of ACSI. ACSI manufactures, distributes, and sells chemicals to integrated circuit manufacturers.

  On May 5, 1999, pursuant to a Merger Agreement, the Company issued 231,594 shares of its common stock in exchange for all of the ownership interests of TeloSense Corporation. TeloSense manufactures and sells electronic toxic gas sensors and gas monitoring systems.

  The former securityholders of ACSI and Delatech have agreed to indemnify the Company from and against certain losses arising out of breaches of representations and warranties made by the respective securityholders. As security for these obligations, the former securityholders of ACSI and Delatech delivered 120,000 and 235,000 shares, respectively, of the Company's Common Stock which they received into escrow in connection with these acquisitions.

  The acquisitions of TeloSense, ACSI and Delatech were treated as a pooling of interests. Both TeloSense and Delatech's fiscal year ended on November 30. These financial statements have been restated to combine TeloSense and Delatech's fiscal year-end November 30 and ATMI and ACSI's year-end December 31. For the years ended December 31, 1998, 1997 and 1996, prior to the acquisitions, revenues and net income of ATMI, TeloSense, ACSI and Delatech included in the financial statements are as follows:

   Revenues:                                   1998             1997           1996
   --------                             -----------------------------------------------
   ATMI........................             $97,874,000     $116,732,000    $98,772,000
   TeloSense, ACSI and Delatech             $42,994,000     $ 62,043,000    $51,516,000

   Net Income:                                 1998             1997           1996
   ----------                           -----------------------------------------------
   ATMI.........................            $ 6,465,000     $  5,929,000    $12,202,000
   TeloSense, ACSI and Delatech             $(2,024,000)    $  1,228,000    $   539,000

                                   ATMI, INC.

10.   Mergers and Acquisitions (continued)

  On August 4, 1998, pursuant to a Merger Agreement, NOW became a wholly-owned subsidiary of ATMI. Pursuant to the Merger, each outstanding share of NOW Common Stock was converted into .865338 shares of ATMI Common Stock. In the aggregate, 1,593,952 shares of ATMI Common Stock were issued in the Merger. In addition, each outstanding option to purchase one share of NOW Common Stock was converted into a stock option to purchase .865338 shares of ATMI Common Stock. The Merger has been accounted for as a pooling of interests. NOW's fiscal year ended on March 31. The Company's consolidated financial statements have been restated to combine NOW's fiscal year end March 31 and ATMI's year end December
31. Certain adjustments have been made to the financial statements to combine the operations. An adjustment of $102,000 was made to retained earnings to adjust for the different fiscal year ends. NOW manufactures proprietary, state-of-the-art, high performance containers and dispensing systems for advanced purity chemicals used in the manufacture of microelectronics, particularly semiconductor integrated circuits and active matrix flat panel displays.

  The former securityholders of NOW have agreed to indemnify the Company from and against certain losses arising out of breaches of representations and warranties made by the respective securityholders. As security for these obligations, the former securityholders of NOW delivered 80,000 shares of the Company's Common Stock which they received into escrow in connection with the acquisition by the Company of NOW.

  Non-recurring costs of approximately $1,700,000, primarily related to investment banker fees, legal fees, and accounting fees have been recorded as a one-time charge in 1998 in conjunction with the investigation, analysis, and August 1998 closing of the NOW transaction.

  The acquisition of NOW was treated as a pooling of interests. For the six month period ended June 30, 1998 and years ended December 31, 1997 and 1996, prior to the acquisition, revenues and net income of ATMI and NOW included in the financial statements are as follows:

                                          Six Months Ended
                                        ---------------------
      Revenues:                             June 30, 1998           1997           1996
      --------                          ---------------------  --------------  -------------
      ATMI........................                $49,006,000    $101,877,000    $88,661,000
      NOW.........................                $ 6,043,000    $ 14,855,000    $10,111,000

                                          Six Months Ended
                                        ---------------------
      Net Income:                           June 30, 1998           1997           1996
      ----------                        ---------------------  --------------  -------------
      ATMI........................                $ 5,999,000    $  4,421,000    $12,017,000
      NOW.........................                $   240,000    $  1,508,000    $   185,000


  On October 10, 1997, pursuant to an Agreement and Plan of Merger and Exchange dated April 7, 1997 (the "Merger and Exchange Agreement"), the Company issued 5,468,747 shares of its Common Stock in exchange for all the ownership interests of the ADCS Group. The ADCS Group manufactures, markets and designs ultrahigh purity specialty thin film materials and related delivery equipment for the semiconductor and semiconductor equipment manufacturing industries. The acquisition of the ADCS Group was accounted for as a pooling of interests.

                                   ATMI, INC.

10.  Mergers and Acquisitions (continued)

  Also on October 10, 1997, pursuant to an Agreement and Plan of Merger, dated as of May 17, 1997, as amended (the "Lawrence Merger Agreement"), the Company issued 3,671,349 shares of the Company's Common Stock in exchange for all of the outstanding common stock of Lawrence Semiconductor Laboratories, Inc. and its affiliate (collectively, "LSL") in a merger transaction. As a result, LSL became a wholly-owned subsidiary of the Company. LSL is a provider of epitaxial processing of silicon wafers using chemical vapor deposition technology to meet customer specifications. The acquisition of LSL was accounted for as a pooling of interests.

  Also on October 10, 1997, pursuant to an Agreement and Plan of Merger, dated as of May 17, 1997, as amended (the "ADCS Merger Agreement"), the Company issued 3,671,349 shares of the Company's Common Stock in exchange for all of the outstanding common stock of the ADCS Group in a merger transaction. As a result, ADCS Group became a wholly-owned subsidiary of the Company. ADCS Group is a provider of epitaxial processing of silicon wafers using chemical vapor deposition technology to meet customer specifications. The acquisition of ADCS Group was accounted for as a pooling of interests.

  The former securityholders of the ADCS Group have agreed to indemnify the Company and certain of its subsidiaries and affiliates from and against certain losses arising out of breaches of representations and warranties made by the respective securityholders and for certain tax matters. As security for these obligations, the former securityholders of the ADCS Group delivered 700,000 shares of the Company's Common Stock which they received into escrow in connection with the acquisition by the Company of the ADCS Group.

  Non-recurring costs of approximately $9,000,000, primarily related to investment banker, legal, accounting fees, and a break-up fee in connection with another transaction between LSL and another investor, were recorded as a one-time charge in 1997 in conjunction with the investigation, analysis and October 1997 closings of the ADCS Group and LSL transactions.

  For the nine month period ended September 30, 1997 and year ended December 31, 1996, prior to the acquisition, revenues and net income of ATM, the ADCS Group and LSL included in the financial statements are as follows:

                                           Nine Months Ended
                                        -----------------------
      Revenues:                           September 30, 1997         1996
      --------                          -----------------------  ------------
      ATM........................                   $41,286,000   $46,350,000
      ADCS and LSL...............                   $32,262,000   $42,311,000

                                           Nine Months Ended
                                        -----------------------
      Net Income:                         September 30, 1997         1996
      ----------                        -----------------------  ------------
      ATM........................                   $ 3,979,000   $ 3,321,000
      ADCS and LSL...............                   $ 5,134,000   $ 8,696,000

                                   ATMI, INC.

11. Comprehensive Income

  During the first quarter of 1998, the Company adopted FASB Statement No. 130, Reporting Comprehensive Income. Statement No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

  The components of comprehensive income are as follows:

                                                           Currency              Unrealized Loss on
                                                           --------              ------------------
                                                          Translation            Available-for-Sale
                                                          -----------            ------------------
                                                          Adjustments                Securities                Total
                                                          -----------                ----------                -----
Balance at December 31, 1996...........................   $   (63,000)                       --            $   (63,000)
Cumulative translation adjustment......................    (1,182,000)                       --             (1,182,000)
                                                          ------------------------------------------------------------
Balance at December 31, 1997...........................    (1,245,000)                       --             (1,245,000)
Unrealized loss on available-for-sale
 securities, (net of tax benefit of $281,000)..........            --                 $(500,000)              (500,000)

Cumulative translation adjustment......................       442,000                        --                442,000
                                                          ------------------------------------------------------------
Balance at December 31, 1998...........................   $  (803,000)                $(500,000)           $(1,303,000)
                                                          ------------------------------------------------------------

12. Restructuring Charge

  During the third quarter of 1998, the Company reduced its workforce and recorded a $400,000 restructuring charge. The Company's initiative was completed by December 31, 1998.

13.   Commitments and Contingencies

  On May 15, 1997, LSL settled patent infringement litigation with an equipment manufacturer, related to equipment used by LSL that was purchased from another manufacturer. Under the terms of the related settlement agreement, LSL agreed to pay the manufacturer $2,000,000 and to purchase reactors from the manufacturer assuming LSL's business conditions justify such purchases. LSL has purchased a reactor at an approximate fair market value of $2,500,000. LSL accrued the $2,000,000 relating to this settlement in the accompanying financial statements for the year ended December 31, 1996. The amount was paid to the manufacturer during the year ended December 31, 1997.

  In the normal course of business, the Company is involved in various lawsuits and claims. Although the ultimate outcome of any of these legal proceedings cannot be determined at this time, management, including internal counsel, does not believe that the outcome of these proceedings, individually or in the aggregate, will have a material adverse effect on the Company's financial position or overall trends in results of operations.

                                   ATMI, INC.

14.  Segment and Geographic Data

  Segment information included under the caption "Segment Data" in Management's Discussion and Analysis of Financial Condition and Results of Operations is incorporated herein by reference and is an integral part of these financial statements.

  The Company's geographic data for years ended December 31, 1998, 1997 and 1996, are as follows:

Revenues from external customers                         1998                  1997                  1996
--------------------------------                   -----------------  ----------------------  -------------------
      United States.........................            $101,903,000            $131,137,000         $102,953,000
      Pacific Rim...........................              31,313,000              41,179,000           41,023,000
      Europe................................               7,652,000               6,459,000            6,312,000
                                                   --------------------------------------------------------------
Total revenues from external customers                  $140,868,000            $178,775,000         $150,288,000
                                                   --------------------------------------------------------------

  Revenues are attributed to countries based on the location of the customer.
No one specific country within the Pacific Rim or Europe accounted for greater than 10% of consolidated revenues in 1998 and 1997. During 1996, the Company had export sales of approximately 15% to South Korea. Approximately all assets of the Company are based in the United States. Assets outside of the United States are immaterial to the consolidated balance sheet at December 31, 1998 and at December 31, 1997. Net income recorded by the Company's foreign subsidiaries is not material to the consolidated operations of the Company for the three years ended December 31, 1998. The Company utilized one vendor to manufacture product that accounted for approximately 10% and 7% of revenues in 1998 and 1997, respectively.

                  Quarterly Results of Operations (unaudited)
                (Thousands of Dollars, except per share amounts)


                                                                Quarter                               Year
                                        --------------------------------------------------------  -------------
1998                                       First       Second         Third           Fourth          1998
----                                    -----------  ----------  ---------------  --------------  -------------
Revenues..............................      $46,636     $36,905    $ 29,485          $   27,842        $140,868
Gross profit..........................       25,370      16,879      12,419              12,685          67,353
Net income (loss).....................        5,436       1,069      (2,266) (1)            202           4,441
Net income (loss) per share--basic....      $  0.24     $  0.05    $  (0.09) (1)     $     0.01        $   0.18
Net income (loss) per share--assuming
dilution..............................      $  0.22     $  0.04    $  (0.09) (1)     $     0.01        $   0.17

                                                                Quarter                               Year
                                        -------------------------------------------------------    ------------
1997                                       First       Second        Third           Fourth            1997
----                                    -----------  ----------  --------------   -------------    ------------
Revenues..............................      $39,046     $41,773        $ 48,935     $ 49,021           $178,775
Gross profit..........................       19,677      21,817          26,512       25,417             93,423
Net income (loss).....................        2,561       3,304           5,538       (4,246) (2)         7,157
Net income (loss) per share--basic....      $  0.11     $  0.15        $   0.25     $  (0.18) (2)      $   0.32
Net income (loss) per share--assuming
dilution..............................      $  0.11     $  0.14        $   0.24     $  (0.18) (2)      $   0.30

(1) Includes a non-recurring and restructuring charge of $2.1 million accrued in connection with costs incurred in completing the NOW acquisition, and severance for employees.
(2) Includes a non-recurring charge of $9.0 million accrued in connection with costs incurred in investigating, analyzing and completing the ADCS Group and LSL acquisitions.

                                                                     Schedule II

                                  ATMI, INC.
                        VALUATION & QUALIFYING ACCOUNTS

                                           Balance at                                      Balance at
                                           ----------                                      ----------
                                           Beginning       Charged to                          End
                                           ---------       ----------                         ----
Year Ended                                 of Period      Cost/Expense    Deductions        of Period
----------                                 ---------      ------------    ----------        ---------
December 31, 1998
 Allowance for doubtful accounts.......    $1,167,000      $  242,000     $  615,000        $  794,000
 Obsolescence reserve..................     1,363,000       1,173,000      1,113,000         1,423,000
 Restructuring reserve.................             0         402,000        402,000                 0

DECEMBER 31, 1997
 Allowance for doubtful accounts.......       671,000         910,000        414,000         1,167,000
 Obsolescence reserve..................       952,000       1,234,000        823,000         1,363,000

December 31, 1996
 Allowance for doubtful accounts.......       274,000         426,000         29,000           671,000
 Obsolescence reserve..................       376,000         576,000              0           952,000

                                   ATMI, Inc.
                    Supplemental Consolidated Balance Sheet

                                                                        March 31,               December 31,
                                                                          1999                     1998
                                                                          ----                     ----
Assets                                                                (unaudited)
Current assets:
 Cash and cash equivalents                                             $ 20,901,000            $ 21,128,000
 Marketable securities                                                   64,486,000              64,551,000
 Accounts receivable, net of allowance for doubtful accounts of
  $830,000 in 1999 and $ 794,000 in 1998                                 21,869,000              20,747,000

 Inventories                                                             16,121,000              15,563,000
 Other                                                                    7,873,000               7,610,000
                                                                    -------------------     -------------------
Total current assets                                                    131,250,000             129,599,000

Property and equipment, net                                              49,507,000              50,185,000

Goodwill and other long-term assets, net                                  8,487,000               8,410,000
                                                                    -------------------     -------------------
                                                                       $189,244,000            $188,194,000
                                                                    ===================     ===================

Liabilities and stockholders' equity
Current liabilities:
 Accounts payable                                                      $  7,068,000            $  6,903,000
 Accrued expenses                                                         9,908,000              10,485,000
 Accrued commissions                                                      1,066,000               1,315,000
 Loans, notes and bonds payable, current portion                          6,391,000               6,602,000
 Capital lease obligations, current portion                               2,400,000               2,493,000
 Income taxes and other current payables                                  2,612,000               1,803,000
                                                                    -------------------     -------------------

Total current liabilities                                                29,445,000              29,601,000

Loans, notes payable, less current portion                                3,721,000               5,110,000
Capital lease obligations                                                 3,219,000               3,746,000
Deferred income taxes                                                     2,775,000               2,041,000
Other long-term liabilities                                                 210,000                 288,000

Minority interest                                                           845,000                 846,000

Stockholders' equity:
 Preferred stock, par value $.01: 2,000,000 shares authorized;
  none issued and outstanding                                                     -                       -
 Common stock, par value $.01: 50,000,000 shares authorized;
  issued and outstanding 26,050,000 in 1999 and 25,941,000 in
  1998                                                                      261,000                 259,000
 Additional paid-in capital                                             113,822,000             113,059,000
 Retained earnings                                                       36,290,000              34,547,000
 Accumulated other comprehensive loss                                    (1,344,000)             (1,303,000)
                                                                    -------------------     -------------------
Total stockholders' equity                                              149,029,000             146,562,000
                                                                    -------------------     -------------------
                                                                       $189,244,000            $188,194,000
                                                                    ===================     ===================

See accompanying notes.

                                  ATMI, Inc.
                 Supplemental Consolidated Statement of Income
                                  (unaudited)

                                                                Three months ended March 31,
                                                                ---------------------------
                                                                 1999                  1998
                                                                 ----                  ----
Revenues                                                      32,564,000           46,636,000

Cost of revenues                                              16,221,000           21,266,000
                                                          -----------------    -----------------
Gross profit                                                  16,343,000           25,370,000

Operating expenses:
 Research and development                                      3,595,000            3,617,000
 Selling, general and administrative                          10,455,000           13,359,000
                                                          -----------------    -----------------
                                                              14,050,000           16,976,000
                                                          -----------------    -----------------
Operating income                                               2,293,000            8,394,000

Interest income                                                1,051,000              456,000
Interest expense                                                (263,000)            (451,000)
Other income                                                      57,000              126,000
                                                          -----------------    -----------------
Income before taxes and minority interest                      3,138,000            8,525,000

Income taxes                                                   1,196,000            3,034,000
                                                          -----------------    -----------------
Income before minority interest                                1,942,000            5,491,000

Minority interest                                                  1,000              (55,000)
                                                          -----------------    -----------------
Net income                                                   $ 1,943,000          $ 5,436,000
                                                          =================    =================

Net income per share-basic                                         $0.08               $0.24
                                                          =================    =================

Net income per share-assuming dilution                             $0.07               $0.22
                                                          =================    =================

Weighted average shares outstanding                           24,883,000          22,526,000
                                                          =================    =================

Weighted average shares outstanding-assuming dilution         26,518,000           24,428,000
                                                          =================    =================

See accompanying notes.

                                   ATMI, Inc.
               Supplemental Consolidated Statement of Cash Flows
                                  (unaudited)


                                                                      Three months ended March 31,
                                                                  -------------------------------------
                                                                       1999                 1998
                                                                  ---------------     -----------------
Operating Activities
Net income                                                           $ 1,943,000          $  5,436,000
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation and amortization                                        2,448,000             1,956,000
  Bad debt expense                                                        42,000                62,000
  Effect of change of fiscal year of pooled entity                      (200,000)                    -
  Deferred income taxes                                                  739,000               110,000
  Minority interest in net earnings of consolidated subsidiaries          (1,000)               55,000
  Changes in operating assets and liabilities
   (Increase) decrease in accounts receivable                         (1,164,000)              533,000
   (Increase) in inventory                                              (558,000)           (2,783,000)
   (Increase) in other assets                                           (304,000)             (250,000)
   Increase (decrease) in accounts payable                               165,000               760,000
   Increase (decrease) in accrued expenses                              (826,000)           (2,657,000)
   Increase (decrease) in other liabilities                              604,000              (687,000)
                                                                  -----------------    ------------------
Total adjustments                                                        945,000            (2,901,000)
                                                                  -----------------    ------------------
Net cash provided by operating activities                              2,888,000             2,535,000
                                                                  -----------------    ------------------

Investing Activities
Capital expenditures                                                  (1,695,000)           (2,827,000)
(Purchase) sale of marketable securities, net                             65,000           (53,988,000)
                                                                  -----------------    ------------------
Net cash used by investing activities                                 (1,630,000)          (56,815,000)
                                                                  -----------------    ------------------

FINANCING ACTIVITIES
Borrowings from loans, notes and bonds payable                           173,000               921,000
Principal payments on capital lease obligations                         (620,000)             (955,000)
Principal payments on loans, notes and bonds payable                  (1,772,000)             (503,000)
Distribution to stockholder                                                 ----               (58,000)
Proceeds from sale of common shares, net                                    ----            55,722,000
Proceeds from employee stock purchases, stock options and
 warrant exercises                                                       764,000               101,000
                                                                  -----------------    ------------------
Net cash provided (used) by financing activities                      (1,455,000)           55,228,000
                                                                  -----------------    ------------------

Effects of exchange rate changes on cash                                 (30,000)               31,000
Net increase in cash and cash equivalents                               (227,000)              979,000
Cash and cash equivalents, beginning
        of period                                                     21,128,000            15,200,000
                                                                  -----------------    ------------------
Cash and cash equivalents, end of period                             $20,901,000          $ 16,179,000
                                                                  =================    ==================

See accompanying notes.

                                  ATMI, Inc.
        Notes To Supplemental Consolidated Interim Financial Statements
                                  (unaudited)


1. Basis of Presentation

The accompanying unaudited supplemental consolidated interim financial statements of ATMI, Inc. ("ATMI" or the "Company") have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X and do not include all of the financial information and disclosures required by generally accepted accounting principles. In addition, these unaudited consolidated interim financial statements give retroactive effect to the acquisitions of ACSI, Delatech, and TeloSense which have been accounted for using the pooling-of-interests method. The acquisitions of ACSI and Delatech occurred on May 31, 1999, and the acquisition of TeloSense occurred on May 5, 1999 as part of the consummation of the transactions described in Note 6.

The balance sheet at December 31, 1998 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of the management of ATMI, Inc. the financial information contained herein has been prepared on the same basis as the audited consolidated financial statements contained in the Company's Form 10-K for the year ended December 31, 1998, and includes adjustments (consisting only of normal recurring adjustments) necessary to present fairly the unaudited quarterly results set forth herein. The Company's quarterly results have, in the past, been subject to fluctuation and, thus, the operating results for any quarter are not necessarily indicative of results for any future fiscal period. For further information, refer to the supplemental financial statements and footnotes thereto included in this Form 8-K/A.

2. Per Share Data

The following table presents the computation of basic and diluted earnings per share for the three months ended March 31:

                                                                           1999                  1998
                                                                        ---------             ----------
     Numerator:
       Net income                                                       $ 1,943,000           $ 5,436,000
                                                                        ===========           ===========
     Denominator:
       Denominator for basic earnings per share-
       weighted-average share                                            24,883,000            22,526,000
       Dilutive effect of contingent shares related
       to the ADCS Group, NOW, ACSI, and Delatech acquisitions            1,135,000             1,135,000
       Dilutive effect of employee stock options,
       net of tax benefit                                                   500,000               767,000
                                                                        -----------           -----------
       Denominator for diluted earnings per share                        26,518,000            24,428,000
                                                                        ===========           ===========

     Net income per share--basic                                        $      0.08           $      0.24
                                                                        ===========           ===========
     Net income per share--assuming dilution                            $      0.07           $      0.22
                                                                        ===========           ===========

3. Inventory

Inventory is comprised of the following:

                                            March 31,      December 31,
                                              1999             1998
                                          -----------      -----------
          Raw materials                   $11,134,000      $12,542,000
          Work in process                   1,225,000          839,000
          Finished goods                    5,070,000        3,605,000
                                          -----------      -----------

                                           17,429,000       16,986,000
          Obsolescence reserve             (1,308,000)      (1,423,000)
                                          -----------      -----------

                                          $16,121,000      $15,563,000
                                          ===========      ===========

4. Comprehensive Income

     Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

     The following table presents the computation of comprehensive income at March 31:

                                                              1999              1998
                                                           ----------        ----------
      Net income                                           $1,943,000        $5,436,000
        Cumulative translation adjustment                     (61,000)          173,000
        Unrealized gain on available-for-sale securities
        (net of taxes of $11,000)                              20,000              ----
                                                           ----------        ----------

      Comprehensive income                                 $1,902,000        $5,609,000
                                                           ==========        ==========


5. Segment Data

          Segment information included under the caption "Segment Data" in Management's Discussion and Analysis of Financial Condition and Results of Operations is incorporated herein by reference and is an integral part of these unaudited supplemental interim financial statements.

6. Mergers and Acquisitions

     On May 31, 1999, pursuant to an Agreement and Plan of Merger, the Company issued 2,347,499 shares of its common stock in exchange for all of the ownership interests of Delatech Incorporated. Delatech manufactures and distributes exhaust gas conditioning equipment used in the semiconductor industry.

     Also on May 31, 1999, pursuant to an Agreement and Plan of Merger, the Company issued 1,202,312 shares of its common stock in exchange for all of the ownership interests of ACSI. ACSI manufactures, distributes, and sells chemicals to integrated circuit manufacturers.

     On May 5, 1999, pursuant to a Merger Agreement, the Company issued 231,594 shares of its common stock in exchange for all of the ownership interests of TeloSense Corporation. TeloSense manufactures and sells electronic toxic gas sensors and gas monitoring systems.

     The former securityholders of ACSI and Delatech have agreed to indemnify the Company from and against certain losses arising out of breaches of representations and warranties made by the respective securityholders. As security for these obligations, the former securityholders of ACSI and Delatech delivered 120,000 and 235,000 shares, respectively, of the Company's Common Stock which they received into escrow in connection with these acquisitions.

     The acquisitions of TeloSense, ACSI and Delatech were treated as a pooling of interests. Both TeloSense and Delatech's fiscal year ended on November 30. The financial statements have been restated to combine TeloSense and Delatech's fiscal year-end November 30 and ATMI and ACSI's year-end December 31. Certain adjustments have been made to the financial statements to combine their operations. An adjustment of $200,000 was made to retained earnings to adjust for the different fiscal year ends. The following represents unaudited results of operations of the Company and the merged entities of TeloSense, ACSI and Delatech for the three months ended March 31, 1999 and 1998:

                                                  Three months ended March 31,
                                                     1999               1998
                                                  -----------------------------
          Revenues:
          --------
          ATMI........................            $24,029,000       $30,534,000
          TeloSense, ACSI and Delatech            $ 8,535,000       $16,102,000

          Net Income:
          ----------
          ATMI.........................           $ 1,992,000       $ 4,565,000
          TeloSense, ACSI and Delatech            $   (49,000)      $   871,000